Exhibit 99.1

SYNAGEVA BIOPHARMA™ REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

LEXINGTON, Mass., July 30, 2014 — Synageva BioPharma Corp. (“Synageva”) (NASDAQ:GEVA), a biopharmaceutical company developing therapeutic products for rare disorders, today reported second quarter 2014 financial results, and provided other business updates.

Second Quarter 2014 Financial Results

For the quarter ended June 30, 2014, Synageva reported a net loss of $50.2 million compared to a net loss of $22.1 million for the corresponding quarter of the prior year. Revenue of $2.3 million for the quarter ended June 30, 2014 primarily consisted of $2.2 million of Fuzeon royalties from Hoffman-La Roche, Inc., as well as revenue of $0.1 million from collaborations. Total costs and expenses for the quarter ended June 30, 2014, including research and development expenses, selling, general and administrative expenses, and amortization of developed technology, totaled $52.7 million. This compares to total costs and expenses for the second quarter of 2013 of $25.6 million. Synageva had cash, cash equivalents and short-term investments totaling $534.5 million on June 30, 2014.

Synageva reiterates its previous net loss guidance of between $190 million and $205 million for 2014. The net loss is primarily due to investments supporting the global clinical development program for sebelipase alfa, development of SBC-103, expansion of the global clinical, medical affairs and commercial infrastructure, expansion of manufacturing capabilities, as well as advancement of other preclinical pipeline programs.

Updates to Ongoing Clinical Trials with Sebelipase Alfa for LAL Deficiency

On June 30, 2014, Synageva reported positive, top-line results from a global Phase 3 study of sebelipase alfa in children and adults with lysosomal acid lipase deficiency (LAL Deficiency). This double-blind, placebo-controlled trial met its primary endpoint and multiple secondary endpoints. In addition, as previously reported, six of the nine infants enrolled in a Phase 2/3 study in infants with LAL Deficiency met the primary endpoint of survival at 12 months of age. The safety and efficacy data from these studies will be used to support the global submissions for sebelipase alfa product registration. Synageva continues to plan to complete submissions of a Biologic License Application (BLA) to the U.S. Food & Drug Administration (FDA) and a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for sebelipase alfa for the treatment of LAL Deficiency by the end of the first quarter of 2015.

Synageva continues to progress additional clinical trials to expand the clinical experience with sebelipase alfa in LAL Deficiency. The data from these trials are not required for the planned regulatory submissions for sebelipase alfa for LAL Deficiency. Eligible patients may include those who were not able to enroll into one of the previously completed studies based on completion of enrollment, age, disease presentation, previous treatment by hematopoietic stem cell or liver transplantation, or disease characteristics that would have precluded participation in a placebo-controlled study.

Study LAL-CL06 is an open-label trial to assess the safety of sebelipase alfa in a broad LAL Deficiency patient population. Infants (greater than eight months of age), children and adults with LAL Deficiency with evidence of advanced liver disease or disease recurrence in patients with past liver or hematopoietic transplant, among other disease manifestations can be included in this study. Clinical trial site initiation began in April 2014 with the first of the patients dosed in July 2014.

Study LAL-CL08 is an open-label trial to expand the clinical experience with sebelipase alfa in additional infants. The first of these patients was initially dosed under compassionate use in April 2014 and subsequently entered this study in June 2014.

Updates to SBC-103 for MPS IIIB

The company plans to initiate clinical trial sites later this year and dose the first patient with intravenous administration of SBC-103 in a Phase 1/2 study in patients with mucopolysaccharidosis IIIB (MPS IIIB) by late 2014 or early 2015. This is based upon longer-term preclinical toxicology data expected during the second half of 2014 that could support a longer Phase 1/2 clinical trial than originally planned.

Sebelipase Alfa for LAL Deficiency

LAL Deficiency is a rare autosomal recessive lysosomal storage disease (LSD) caused by a marked decrease in LAL enzyme activity. LAL Deficiency presenting in children and adults, historically called Cholesteryl Ester Storage Disease, is an underappreciated cause of cirrhosis and accelerated atherosclerosis. These complications are due to the buildup of fatty material in the liver, blood vessel walls and other tissues as a result of the decreased LAL enzyme activity. Infants presenting with LAL Deficiency, historically called Wolman disease, show very rapid progression with death, usually in the first six months of life. Affected infants develop severe liver complications, malabsorption, and growth failure.

Sebelipase alfa is a recombinant form of the human LAL enzyme being developed by Synageva as an enzyme replacement therapy for LAL Deficiency. Sebelipase alfa has been granted orphan designation by the FDA, the EMA, and the Japanese Ministry of Health, Labour and Welfare. Additionally, sebelipase alfa received fast track designation by the FDA, and Breakthrough Therapy designation by the FDA for LAL Deficiency presenting in infants.

SBC-103 for MPS IIIB and Other Pipeline Programs

The mucopolysaccharidoses (MPS) consist of a group of rare LSDs caused by a deficiency of enzymes needed to break down complex sugars called glycosaminoglycans. The MPS III syndromes (also known as Sanfilippo syndromes) share complications with other MPS diseases but represent a clinically distinct subset with marked central nervous system degeneration. MPS IIIB, also known as Sanfilippo B syndrome, is caused by a decrease in alpha-N-acetyl-glucosaminidase (NAGLU) enzyme activity which leads to the buildup of abnormal amounts of heparan sulfates (HS) in the brain and other organs. The accumulation of abnormal HS, particularly in the central nervous system, leads to severe cognitive decline, behavioral problems, speech loss, increasing loss of mobility, and premature death.

SBC-103 is a recombinant form of the human NAGLU enzyme being developed by Synageva as an enzyme replacement therapy for MPS IIIB. Using various dosing approaches, SBC-103 reduced HS substrate storage in the brain, liver and kidney in an MPS IIIB animal model. SBC-103 has been granted orphan designation by the FDA and the EMA.

Synageva continues to plan to advance two additional programs into clinical trials by the end of 2016. The company’s pipeline programs include proteins targeting rare diseases at various stages of preclinical development. These diseases are characterized by significant morbidity and mortality and are selected based on scientific rationale, high unmet medical need, potential to impact disease course and strategic alignment with our corporate and commercial focus. Synageva owns the worldwide commercial rights to these programs.

Synageva routinely posts information that may be important to investors in the “Investor Relations” section of the company’s website at www.synageva.com. Synageva encourages investors and potential investors to consult this website regularly for important information about the company.

Further information regarding Synageva is available at www.synageva.com.

Forward-Looking Statements

This news release contains “forward-looking statements”. Such statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “intend,” “believe,” “may,” “will,” “estimate,” “forecast,” “project,” or words of similar meaning. These forward-looking statements address, among other matters, the 2014 financial guidance including expected 2014 net loss and the factors underlying this guidance, planned allocation of cash, the plans to submit the Phase 3 results for future publication, the plans and timing to submit sebelipase alfa for regulatory approval, the plans for additional clinical studies for sebelipase alfa, the timing for the initiation of clinical trial sites and dosing of the first patient for SBC-103 and plans to advance additional programs into the clinic. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties some of which are known, including, unanticipated costs or delays in our research and development programs, risk of delays in initiating or completing our preclinical and clinical trials, unanticipated delays in our submission timelines, risk that the outcomes of our clinical trials may not support registration or further development of our product candidates due to safety, efficacy or other reasons, the content and timing of decisions by the U.S. Food and Drug Administration and other regulatory authorities, and the risks identified under the heading “Risk Factors” in Synageva’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 1, 2014 and other filings Synageva periodically makes with the SEC, and others of which are not known. Preclinical and clinical trial data are subject to differing interpretations, and regulatory agencies, as well as medical and scientific experts, may not share Synageva’s views regarding this data or its implications. Synageva may encounter problems or delays in the regulatory process. No forward-looking statement is a guarantee of future results or events, and investors should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Synageva’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

“Dedicated to Rare Diseases®” is a registered trademark, and “Synageva BioPharma™” is a trademark, of Synageva BioPharma Corp. “FUZEON®” is a registered trademark of Hoffmann-La Roche, Inc.

Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com

Synageva BioPharma Corp.

Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Royalty revenue	$2,240	$2,944	$3,687	$4,649
Collaboration and license revenue	103	469	242	3,882

Total revenue	2,343	3,413	3,929	8,531

Costs and expenses:
Research and development	39,528	18,454	67,396	31,792
Selling, general and administrative	12,591	6,443	22,395	12,097
Amortization of developed technology	537	706	927	1,405

Total costs and expenses	52,656	25,603	90,718	45,294

Loss from operations	(50,313)	(22,190)	(86,789)	(36,763)

Other expense, net	(9)	—	(14)	—
Interest income, net	98	83	173	172

Loss before provision for income taxes	(50,224)	(22,190)	(86,630)	(36,763)
Provision for income taxes	16	—	34	—

Net loss	$(50,240)	$(22,107)	$(86,664)	$(36,591)

Basic and diluted net loss per share	$(1.52)	$(0.81)	$(2.69)	$(1.35)

Weighted average shares used in basic and diluted per share computations	33,057	27,280	32,210	27,055

Synageva BioPharma Corp.

Consolidated Balance Sheet Data

(in thousands)

	As of
	June 30, 2014	December 31, 2013
Cash, cash equivalents, and short-term investments	$534,501	$408,733
Working capital	518,372	402,803
Total assets	593,235	447,949
Accumulated deficit	(340,903)	(254,239)
Total stockholders’ equity	$593,235	$430,201